Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES THIRD QUARTER 2019 FINANCIAL RESULTS

Net Investment Income of $0.36 per common share
Declares 28th Consecutive $0.34 per common share Distribution

Chicago, IL - November 8, 2019 - OFS Capital Corporation (NASDAQ:OFS) ("OFS Capital," the "Company," "we," "us," or "our") today announced its financial results for the quarter ended September 30, 2019.
FINANCIAL HIGHLIGHTS

•	Net investment income of $4.85 million, or $0.36 per share, an increase of 3% year-over-year and above the $0.34 quarterly distribution.

•	Closed investments in the third quarter of 2019 totaled approximately $41.3 million, including $22.7 million of senior loans financed by the BNP credit facility.

•	Net asset value ("NAV") per share decreased to $12.74 at September 30, 2019 from $12.95 at June 30, 2019. No new non-accruals.

•	At September 30, 2019, 90% and 78% of our loan portfolio and total portfolio, respectively, consisted of senior secured loans, based on fair value.

•
On November 6, 2019, OFS Capital's Board of Directors declared a distribution of $0.34 per share for the fourth quarter of 2019, payable on December 31, 2019 to stockholders of record as of December 24, 2019.

"Our net investment income again exceeded our distribution," said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. "We are pleased to declare our 28th consecutive quarterly distribution of $0.34 per share since our IPO in late 2012. Over the last five years, our total net investment income has exceeded our total regular distribution.
We also remain focused on capital preservation. Our $2.2 billion platform has been in existence since 1994 and navigated multiple credit cycles.  As a result, we believe we are well positioned for the future.”

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At September 30, 2019
Total assets	$518.3
Investment portfolio, at fair value	$502.2
Net assets	$170.4
Net asset value per share	$12.74
Weighted average yield on performing debt investments (1)	10.78%
Weighted average yield on total debt investments (2)	10.51%
Weighted average yield on total investments (3)	9.96%

(1)
The weighted average yield on our performing debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest on our debt investments plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date divided by (b) amortized cost of our debt and structured finance note investments, excluding assets on non-accrual basis as of the balance sheet date.

(2)
The weighted average yield on our total debt and structured finance note investments is computed as (a) the sum of (i) the annual stated accruing interest plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees on our debt investments at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date divided by (b) amortized cost of our debt and structured finance note investments, including assets on non-accrual basis as of the balance sheet date.

(3)
The weighted average yield on total investments is computed as (a) the annual stated accruing interest plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees on our debt investments at the balance sheet date, plus the annual effective yield on our structured finance notes at the balance sheet date, plus the effective cash yield on our performing preferred equity investments divided by (b) amortized cost of our total investment portfolio, including assets on non-accrual basis as of the balance sheet date. The weighted average yield of investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

	Quarter Ended September 30,
Operating Results	2019	2018
Total investment income	$13.9	$11.0
Net investment income	$4.9	$4.7
Net investment income per common share, basic and diluted	$0.36	$0.35
Net increase in net assets resulting from operations	$1.8	$5.2

	Quarter Ended September 30,
Portfolio Activity	2019	2018
Number of new portfolio companies	4	6
Investments in new portfolio companies	$25.5	$38.2
Investments in existing portfolio companies	$13.4	$9.1
Investments in structured finance notes	$2.4	$—
Number of portfolio companies at end of period	73	47

PORTFOLIO AND INVESTMENT ACTIVITIES

During the third quarter of 2019, OFS Capital closed $25.5 million of senior secured debt investments in four new portfolio companies. In addition, we made $13.4 million of new senior secured debt investments in existing portfolio companies and a $2.4 million investment in a new structured finance note.
The total fair value of OFS Capital’s investment portfolio was $502.2 million at September 30, 2019, which was equal to approximately 96% of amortized cost. As of September 30, 2019, the fair value of OFS Capital's debt investment portfolio totaled $437.9 million in 67 portfolio companies, of which 90% and 10% were senior secured loans and subordinated loans, respectively. As of September 30, 2019, we also held approximately $42.0 million in equity investments, at fair value, in 14 portfolio companies in which we also held debt investments, as well as six portfolio companies in which we solely held an equity investment. As of September 30, 2019, our investment portfolio also included four investments in structured finance notes with a fair value of $22.2 million. We had unfunded commitments of $4.7 million to four portfolio companies at September 30, 2019. As of September 30, 2019, floating rate loans as a percentage of fair value comprised 90% of OFS Capital’s debt investment portfolio, with the remaining 10% in fixed rate loans.

RESULTS OF OPERATIONS
Income
Investment Income
Interest income increased by $2.8 million for the three months ended September 30, 2019, compared to the three months ended September 30, 2018, primarily due to a $3.2 million increase caused by an approximately $104 million increase in the average outstanding performing loan balance offset, in part, by a $0.4 million decrease resulting from a 33 basis point decrease in the recurring earned yield on our portfolio. We recognized fee income of $0.3 million for the three months ended September 30, 2019, primarily due to $0.2 million of prepayment fees and $0.1 million of syndication fees resulting from the $17.0 million in loan originations during the period in which OFS Capital Management, LLC sourced, structured, and arranged the lending group, and for which we were additionally compensated.

Expenses
Interest expense
Interest expense for the three months ended September 30, 2019 increased $2.1 over the corresponding period in the prior year primarily due to the issuance of $48.5 million in unsecured notes in October 2018, borrowings under the BNP credit facility during the third quarter of 2019, as well as an increase in the average dollar amount of borrowings under our senior secured revolving credit facility with Pacific Western Bank.
Management fee
Management fee expense for the three months ended September 30, 2019 increased $0.5 million over the corresponding period in the prior year due to an increase in our average total assets, resulting primarily from the deployment of the $98.5 million from the issuance of unsecured notes during April and October 2018 and the deployment of $46.7 million from the BNP credit facility.
Incentive fee
Incentive fee expense remained stable for the three months ended September 30, 2019 compared to the three months ended September 30, 2018 as net investment income did not significantly change compared to the corresponding period.
Administration fee
Administration fee expense for the three months ended September 30, 2019 increased $0.1 million over the corresponding period in the prior year primarily due to an increase in our allocable portion of OFS Services’s overhead.
Net Gain (Loss) on Investments
We recognized net losses of $4.0 million on senior secured debt during the three months ended September 30, 2019, primarily as a result of unrealized depreciation of $4.1 million on Constellis Holdings, LLC and $0.8 million on MAI Holdings, Inc., offset by unrealized appreciation of $0.6 million on TRS Services, LLC.
We recognized net losses of $0.9 million on subordinated debt during the three months ended September 30, 2019, primarily as a result of unrealized depreciation of $0.9 million on Online Tech Stores, LLC.

We recognized net gains of $2.4 million on preferred equity investments for the three months ended September 30, 2019, primarily as a result of unrealized appreciation of $2.9 million on TRS Services, LLC Class A units, offset by unrealized depreciation of $0.5 million on Contract Datascan Series A units.
We recognized net gains of $0.8 million on common equity and warrant investments for the three months ended September 30, 2019, primarily as a result of unrealized appreciation of $1.3 million on Pfanstiehl Holdings, Inc. and $0.9 million on Professional Pipe Holdings, LLC, offset by unrealized depreciation of $1.5 million on MTE Holdings Corporation.
We recognized unrealized depreciation of $1.4 million on structured finance notes for the three months ended September 30, 2019, primarily as a result of unrealized depreciation due to net negative impact of mark-to-market adjustments in the third quarter.
LIQUIDITY AND CAPITAL RESOURCES
At September 30, 2019, we had $8.0 million in cash, which includes cash of $4.0 million held by our wholly owned small business investment company OFS SBIC I, LP ("SBIC I LP"). Our use of cash held by SBIC I LP is restricted by SBA regulation, including limitations on the amount of cash SBIC I LP can distribute to OFS Capital as parent company. As of September 30, 2019, we had $29.2 million available for additional borrowings under our senior secured revolving credit facility with Pacific Western Bank, as well as an unused commitment of $103.4 million under our BNP revolving credit facility.
RECENT DEVELOPMENTS
Registered unsecured bond offering
In October and November 2019, we closed the public offering of $54.3 million in aggregate principal amount of 5.95% notes due 2026 (the "Unsecured Notes Due October 2026"), which included a partial exercise of the underwriters overallotment option. The total net proceeds to us from the Unsecured Notes Due October 2026, after deducting underwriting discounts of approximately $1.7 million and estimated offering expenses of $0.3 million, were approximately $52.3 million. The Unsecured Notes Due October 2026 will mature on October 31, 2026 and bear an effective interest rate, including amortization of deferred debt issuance costs, of 6.48%. Because the Unsecured Notes Due October 2026 are not secured by any of our assets, they are effectively subordinated to all existing and future secured unsubordinated indebtedness (or any indebtedness that is initially unsecured as to which we subsequently grant a security interest), to the extent of the value of the assets securing such indebtedness, including, without limitation, borrowings under the PWB Credit Facility. The Unsecured Notes Due October 2026 may be redeemed in whole or in part at any time or from time to time at our option on or after October 31, 2021 at the redemption price of 100% of the aggregate principal amount thereof plus accrued and unpaid interest. The indenture governing the Unsecured Notes Due October 2026 contain covenants substantially identical to the Unsecured Notes.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, November 8, 2019, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Go to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through November 18, 2019 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10136690.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the third quarter ended September 30, 2019, which we expect to file with the Securities and Exchange Commission later today.

OFS Capital Corporation and Subsidiaries
Consolidated Statement of Assets and Liabilities
(Dollar amounts in thousands, except per share data)

	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Investments, at fair value:
Non-control/non-affiliate investments (amortized cost of $392,289 and $312,223, respectively)	$368,634	$297,749
Affiliate investments (amortized cost of $120,570 and $90,751, respectively)	124,227	89,103
Control investments (amortized cost of $10,342 and $10,337, respectively)	9,300	9,945
Total investments at fair value (amortized cost of $523,201 and $413,311, respectively)	502,161	396,797
Cash	7,974	38,172
Interest receivable	3,298	2,787
Prepaid expenses and other assets	4,854	3,665
Total assets	$518,287	$441,421

Liabilities
Revolving lines of credit	$92,475	$12,000
SBA debentures (net of deferred debt issuance costs of $1,999 and $2,280, respectively)	147,881	147,600
Unsecured notes (net of deferred debt issuance costs of $2,925 and $3,299 respectively)	95,600	95,226
Interest payable	2,045	2,791
Payable to adviser and affiliates	4,049	3,700
Payable for investments purchased	5,075	4,151
Accrued professional fees	339	637
Other liabilities	417	293
Total liabilities	347,881	266,398

Commitments and contingencies

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of September 30, 2019, and December 31, 2018, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,371,451 and 13,357,337 shares issued and outstanding as of September 30, 2019, and December 31, 2018, respectively	134	134
Paid-in capital in excess of par	187,890	187,540
Total distributable earnings (losses)	(17,618)	(12,651)
Total net assets	170,406	175,023

Total liabilities and net assets	$518,287	$441,421

Number of shares outstanding	13,371,451	13,357,337
Net asset value per share	$12.74	$13.10

OFS Capital Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Investment income
Interest income:
Non-control/non-affiliate investments	$10,181	$7,424	$28,110	$19,508
Affiliate investments	2,647	2,455	7,640	7,308
Control investment	262	255	784	744
Total interest income	13,090	10,134	36,534	27,560
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	96	178	289	524
Affiliate investments	347	308	899	1,054
Control investment	28	28	83	82
Total payment-in-kind interest and dividend income	471	514	1,271	1,660
Dividend income:
Affiliate investments	—	—	173	130
Control investment	—	58	89	185
Total dividend income	—	58	262	315
Fee income:
Non-control/non-affiliate investments	285	251	781	664
Affiliate investments	6	7	216	12
Control investment	6	18	39	52
Total fee income	297	276	1,036	728
Total investment income	13,858	10,982	39,103	30,263
Expenses
Interest expense	4,464	2,393	11,564	6,196
Management fee	2,164	1,678	6,062	4,586
Incentive fee	1,214	1,170	3,622	3,041
Professional fees	510	458	1,413	859
Administration fee	396	311	1,250	1,252
Other expenses	257	282	651	1,287
Total expenses before incentive fee waiver	9,005	6,292	24,562	17,221
Incentive fee waiver	—	—	—	(22)
Total expenses, net of incentive fee waiver	9,005	6,292	24,562	17,199
Net investment income	4,853	4,690	14,541	13,064

Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments	51	—	(843)	(5,003)
Net realized loss on affiliate investments	—	—	—	(4,018)
Net unrealized appreciation (depreciation) on non-control/non-affiliate investments, net of taxes	(6,534)	(923)	(9,506)	2,925
Net unrealized appreciation on affiliate investments	4,765	1,223	5,305	6,396
Net unrealized appreciation (depreciation) on control investment	(1,373)	189	(650)	303

Net gain (loss) on investments	(3,091)	489	(5,694)	603

Net increase in net assets resulting from operations	$1,762	$5,179	$8,847	$13,667

Net investment income per common share – basic and diluted	$0.36	$0.35	$1.09	$0.98
Net increase in net assets resulting from operations per common share – basic and diluted	$0.13	$0.39	$0.66	$1.02
Distributions declared per common share	$0.34	$0.34	$1.02	$1.39
Basic and diluted weighted average shares outstanding	13,366,515	13,350,484	13,361,757	13,346,630

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 19401, as amended, and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; the belief that the Company is well positioned for the future when there can be no assurance of future results; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com

1   Registration does not imply a certain level of skill or training